Exhibit 3(c)

                           CERTIFICATE OF AMENDMENT
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                     NOISE CANCELLATION TECHNOLOGIES,INC.

NOISE   CANCELLATION   TECHNOLOGIES,   INC.,   a   Delaware   corporation   (the
"Corporation") hereby certifies as follows:

 ......FIRST:  That the Board of  Directors of the  Corporation,  at a meeting of such Board held on June 11, 1998, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, and declaring that such proposed amendment be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

 ......      "RESOLVED, that paragraph (a) of Article IV of the Restated
Certificate of Incorporation of the Corporation, be amended to read as follows:

 ......      `(a) Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is 265,000,000 which shall consist of 255,000,000 shares, $0.01 par value, designated as Common Stock and 10,000,000 shares, $.10 par value, designated as Preferred Stock.'"

 ......SECOND:  Paragraph  (a) of  Article  IV of  the  Restated  Certificate  of
Incorporation, relating to the capitalization of the Corporation, is hereby deleted and amended to read in its entirety as follows:

 ......      "(a) Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is 265,000,000 which shall consist of 255,000,000 shares, $.01 par value, designated as Common Stock and 10,000,000 shares, $.10 par value, designated as Preferred Stock."

 ......THIRD:  That the Board of  Directors of the  Corporation,  at a meeting of such Board held on June 22, 1998, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, and declaring that such proposed amendment be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

 ......      "RESOLVED that Article I of the Restated Certificate of
Incorporation of the Corporation be amended to read as follows:

 ......      `Article I

 ......      The name of the Corporation (hereinafter referred to as the
`Corporation') is `NCT Group, Inc.'"

 ......FOURTH:  Article I of the Restated Certificate of Incorporation,  relating to the name of the Corporation, is hereby deleted and amended to read in its entirety as follows:

 ......      "Article I

 ......      The name of the Corporation (hereinafter referred to as the
`Corporation') is `NCT Group, Inc.'"

 ......FIFTH:  The two  amendments  effected  herein  have been  approved  by the holders of at least a majority of all the outstanding shares of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on October 20, 1998.

 ......SIXTH:  The two amendments effected herein were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

 ......IN WITNESS WHEREOF, Noise Cancellation Technologies, Inc. has caused this Certificate of Amendment to be signed by Michael J. Parrella, its President, and attested to by John B. Horton, its Secretary, this 20th day of October, 1998.


 ......ATTEST:                       Noise Cancellation Technologies, Inc.

By:.../s/ JOHN B. HORTON            By:   /s/ MICHAEL J. PARRELLA
      ------------------                  -----------------------
      John B. Horton, Secretary           Michael J. Parrella, President